Exhibit 99.1

Supernus Enters Into Partial Settlement Agreement with Actavis on Oxtellar XR®

ROCKVILLE, Md., May 10, 2016 — Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN), a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system diseases, today announced that, pursuant to a confidential partial settlement agreement, it has dismissed two patent infringement actions pending in the U.S. District Court for the District of New Jersey against Actavis Inc. and its subsidiaries.  The dismissed actions concerned two of Supernus’ Orange Book patents covering Oxtellar XR®—U.S. Patent Nos. 8,821,930 and 9,119,791.  The parties also agreed to dismiss Actavis’ pending appeal (and Supernus’ corresponding cross-appeal) of a February 2016 district court ruling that a third Oxtellar XR patent—U.S. Patent No. 8,617,600—is valid, but not infringed by Actavis’ proposed generic version of Oxtellar XR.  The February 2016 district court decision additionally found that Actavis infringed two other Oxtellar XR Orange Book patents (U.S. Patent Nos. 7,722,898 and 7,910,131), and enjoined Actavis from launching a generic version of Oxtellar XR until at least April 13, 2027.  Actavis’ appeal of that ruling will proceed as scheduled.

“This partial settlement of our pending patent infringement dispute with Actavis will eliminate substantial litigation costs and allow us to focus on defending our recent Oxtellar XR trial victory,” stated Jack Khattar, President and Chief Executive Officer of Supernus Pharmaceuticals, Inc.  “We remain confident that the Court of Appeals for the Federal Circuit will affirm the New Jersey district court’s ruling that our core Oxtellar XR patents are valid and infringed by Actavis’ proposed ANDA products.  We will continue to vigorously defend the patents protecting our Oxtellar XR franchise.”

As of the date of this press release, Supernus is not aware of any FDA approval of the Actavis ANDA.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system diseases. The Company has two marketed products for epilepsy, Oxtellar XR® (extended-release oxcarbazepine) and Trokendi XR® (extended-release topiramate). The Company is also developing several product candidates to address large market opportunities in psychiatry, including SPN-810 for the treatment of Impulsive Aggression in ADHD patients and SPN-812 for the treatment of ADHD.

Forward Looking Statements

This press release contains forward-looking statements regarding the Company’s ability to defend and enforce its intellectual property rights covering Oxtellar XR or Trokendi XR. Actual results may differ materially from those in these forward-looking statements as a result of various factors, including, but not limited to, the ability of Supernus to finance potential litigation and to prevail in any such proceeding to successfully defend its intellectual property rights. For a further description of these and other risks facing the Company, please see the risk factors described in the Company’s Annual Report

Form 10-K that was filed with the United States Securities and Exchange Commission (“Commission”) on March 9, 2016 under the caption “Risk Factors” and the updates to these risk factors in the Company’s Quarterly Report form 10-Q filed with the Commission on May 9, 2016. Forward-looking statements speak only as of the date of this press release, and the Company undertakes no obligation to update or revise these statements, except as may be required by law.

CONTACT:

Jack A. Khattar, President and CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

Tel: (301) 838-2591

Or

Investor Contact:

Peter Vozzo

Westwicke Partners

Office: (443) 213-0505

Mobile: (443) 377-4767

Email: peter.vozzo@westwicke.com